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        MOOONLIGHT CONCLUDES A MAJOR DISTRIBUTION PACT WITH CARBA HOLDING

Moonlight International Corp. (OTC BB: LYTE) announced today that its wholly-owned Swiss subsidiary, Moonlight Holding AG, has entered into an exclusive distributorship agreement with a leading German carbon gas and helium producer, Carba Holding AG, to market proprietary helium-filled lighting balloons and operating accessories developed by Moonlight. Under the terms of the agreement, Carba will provide customers with special helium-filled cylinders and subsequently assure their proper replacement, while Moonlight will be responsible for the manufacture and assembly of all other system components: the balloons themselves, spring regulated telescopic supports, halogen or hark lamps and hand-held control units. The agreement is considered effective starting July 1st, 1996 and has a five year term with an option of further extension.

Carba Holdings earlier made a strategic $2.5 million investment into Moonlight and assisted it in the product development process. Carba, itself a 30%-owned subsidiary of Air Liquid, one of the largest French industrial conglomerates and one of the five world largest helium producers, provides to Moonlight a highly beneficial link with helium production. This not only allows Moonlight to offer its customers superior product maintenance, but also enables it to add bottle resellers as an integral part of its distribution network. "We are very happy to have Carba Holdings as our strategic partner in the European region" said Mr. A. Anderhub, the president of Moonlight Holding, AG. "We view this agreement as a clear sign of credibility of our unique technology and are confident that the industrial and marketing power of Carba will be very instrumental in large-scale international commercialization of our proprietary products, a paramount task Moonlight is currently facing".

Carba will purchase the products from Moonlight at a pre-determined and agreed upon price and resell them on its own account, setting the retail price levels at its own discretion. The exclusivity terms presuming minimum sales volume of 600 units in the first 18 months with at least 20% annual growth thereafter - cover the territories of Switzerland and Liechtenstein (with possible extension to other regions down the road) and include the full responsibility of Carba for promotional and advertising activity in these territories, in which Carba committed to allocate not less than 1.5% of revenues generated from the sale of this minimal yearly quantity. Carba is also obligated to take upon itself all duties connected with the guarantee for defective products and organize for this purpose a network of after-sale service on the above mentioned territories, thus effectively exonerating Moonlight from any direct responsibility towards customers.

Moonlight will provide Carba with some promotional material, demonstration units and may offer certain discounts (of approximately 2%) in consideration for the after-sale servicing of its products. Moonlight will also assume the costs related to inspections and homologations and will undertake all necessary measures to eventually obtain the adequate ISO certificate. At the same time, Moonlight is entitled to receive a 5% royalty for all helium sold by Carba to the balloon's purchasers. Mr. Anderhub said: "Given the huge volume of potential helium replacement orders, these royalties are likely to generate a substantial additional revenue stream for the company, comparable with equipment sales themselves".

Moonlight balloons, with diameters between 1.5 and 4 meters, are capable of floating above the ground by their proper lifting power, and provide an enormous shadow-free, non-dazzling luminosity with an extremely low energy consumption. They have a very quick employability (1-5 minutes) and unusually compact packaging. Having these exceptional characteristics and a number of unique features - the result of extensive 4-year R&D on which over $8 million was spent by Moonlight - these balloons

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have numerous potentials of utilization with the overall worldwide market estimated at over $500 million. As an exclusive distributor, Carba will market these products in Switzerland and Liechtenstein to a vast array of customers, including government or quasi-government institutions, private companies and international organizations which carry out large- or small-scale night operations, such as search and rescue, disaster relief, road and industrial construction, police surveillance and accident site lighting, etc. At the same time, the exclusivity granted by Moonlight to Carba does not cover another major area of the balloon's application, namely their use as a promotional tool. Under the terms of the agreement, Moonlight retains all the rights to sell or lease its products, on its own or through third party agents, to any customers wishing to use them for publicity, advertising, and sales promotions, as well as to the movie industry.

Moonlight has already filed applications to patent its products in 57 countries and has registered the trademark "Moonlight" on the territory of 19 nations. Under the terms of the agreement with Carba, all Moonlight's rights on the invention patent, on filing of patents and on the know-how pertaining to its products will remain its own exclusive property, and Carba is restricted from filing competing patents and registering similar trademarks.

Moonlight International Corp., operating through its wholly-owned Swiss subsidiary, Moonlight Holding AG, has developed and is currently commercializing a line of unique helium-filled lighting balloons providing enormous shadow-free, non-dazzling luminosity with an extremely low energy consumption.

For more information contact Oleg Batratchenko at Fifth Avenue Research and Advisory Group, Inc. at (212) 681-7007


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